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                                                                    EXHIBIT 11.1

                              HELLO DIRECT, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                FOR THE QUARTERS ENDED MARCH 31, 1997 AND 1996


                                                  1997            1996
                                                  ----            ----

Net income                                     $  300,000      $  255,000
                                               ==========      ==========

Weighted average common shares outstanding      5,015,000       4,955,000

Common stock equivalents:
   Common stock options, utilizing treasury
    stock method when dilutive                     58,000          58,000
                                               ----------      ----------

Weighted average shares outstanding             5,073,000       5,013,000
                                               ==========      ==========

   Net income per share                        $     0.06      $     0.05
                                               ==========      ==========